Dr. Lisa C. Egbuonu-Davis

Electronic Signature Attestation for SEC Filings

For purposes of authenticating my electronic signature (including my electronic signature in the name and on behalf of another under a power of attorney) on filings made by Omega Healthcare Investors, Inc. (the “Company”) with the Securities and Exchange Commission through its Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system (each such authentication, an “Authentication Document”), I hereby attest that my electronic signature (including my electronic signature in the name and on behalf of another under a power of attorney) on any Authentication Document constitutes the legal equivalent of my manual signature on behalf of myself or any such other person. I understand that I may revoke this attestation by delivering a revocation to the Company in writing. I understand that this attestation is effective when signed and delivered to the Company.

I further hereby confirm and consent that the following email address(es) is / are unique to me individually and may be used by the Company, its counsel and other representatives and agents for purpose of transmitting and receiving documents for electronic signature authentic to me via DocuSign or other similar electronic signature service:  Legbuonudavis@gmail.com.

By:  ______________________________       Name: Dr. Lisa C. Egbuonu-Davis          Title: Member of Omega Healthcare Investors, Inc. Board of Directors

Company Use OnlyDate Received:

To be retained by the Company for so long as signatory uses an electronic signature to sign Authentication Documents, and for a minimum period of seven years following the date of the most recent electronically signed Authentication Document.

604917882.1